Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Director, Investor and Corporate Communications (386) 681-4281

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES

CLOSING OF SENIOR UNSECURED NOTES OFFERING

Wells Fargo Securities, LLC Acted as Sole Placement Agent

DAYTONA BEACH, Fla. – September 17, 2012—International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced the closing of $100.0 million in aggregate principal amount of its 3.95 percent senior unsecured notes due 2024 (“Notes”) in a private placement. The Notes will rank pari passu in right of repayment with the Company’s other unsecured senior debt. The Notes will pay interest on a semi-annual basis commencing six months from the date of Closing.

The proceeds from the sale of these Notes will be used to repay the debt obligations on the Company’s line of credit related to the redemption of its 2014 Senior Notes. In March 2012, the Company completed the redemption of all of its outstanding 5.4 percent Senior Notes due April 2014 and used available capacity on its line of credit to retire all of the 2014 Notes.

Commenting on the announcement, Daniel Houser, ISC’s Senior Vice President, Chief Financial Officer, stated, “Closing on this private placement further strengthens ISC’s financial position. We benefited from a favorable interest rate environment that allows us to extend a sizeable portion of our near-term debt maturities. It also puts us in a stronger position to proceed with targeted capital spending projects that enhance the live experience for our guests. We are committed to enhancing the fan experience at all of our major motorsports facilities to grow ISC’s business.”

Wells Fargo Securities, LLC acted as sole placement agent.

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ISC CLOSES ON PRIVATE PLACEMENT	PAGE 2

The notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the U.S. without registration under the Securities Act or pursuant to an applicable exemption from such registration.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates Motor Racing NetworkSM, the nation’s largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www. internationalspeedwaycorporation.com.

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